Exhibit 10.16
October 18, 2023
Jean-Frédéric Viret
Dear Jean:
On behalf of NGM Biopharmaceuticals, Inc. (“NGM Bio” or the “Company”), we are pleased to offer you employment with the Company as Chief Financial Officer reporting to me. We believe this position represents an extraordinary opportunity, and we look forward to you joining our exceptional team on November 3, 2023. Below are details of the offer. Should you have questions, or wish to receive additional details, please let us know.
Your annual base salary will be $480,000, less payroll deductions and all required withholdings, paid semi-monthly over 24 pay periods per year. In addition, you will be eligible to participate in the Company’s annual performance-based bonus program. Your annual bonus target (at 100% achievement) will be 40% of your base salary. The amount of any bonus paid relative to your target will be based on your performance (as determined by the Company in its sole discretion) and the Company’s achievement of its corporate goals and in the first year, will be prorated based on your start date. As your start date is after September 30th, you will not be eligible for a bonus this year. You must be employed on the bonus payout date to be eligible for a bonus.
You will be eligible to receive a one-time sign-on bonus of $25,000. This sign-on bonus, less deductions and withholdings, will be paid within the first two pay periods of your employment with NGM Bio. Should you resign from NGM Bio for any reason within two years after your start date, you will be required to repay a prorated portion of the sign-on bonus (the gross amount) based on the number of months you were employed by the Company following your start date.
NGM Bio provides all eligible employees with a comprehensive benefits program. You will have the opportunity to participate in any benefits we offer during your employment, subject to your enrollment or election to participate, if required, and meeting eligibility requirements. Our current benefits include medical, dental and vision coverage for you and your eligible dependents if you enroll in them. In addition, we provide life insurance, LTD and AD&D coverage and offer a comprehensive 401(k) program. Other current benefits include Company holidays, vacation, sick leave and access to Health Care and Dependent Care Flexible Spending Accounts.
An important component of your compensation includes the opportunity for equity ownership in the Company. After you commence employment, and subject to the approval of our Board of Directors, NGM Bio will grant you an option to purchase 450,000 shares of the Company’s common stock (subject to adjustment for stock splits, stock dividends, reclassification, and the like) at the fair market on the date of grant (the “Option”).  The Option will be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreement.  Your grant agreement will reflect a four-year vesting schedule, under which 25% of the shares underlying your Option will vest after 12 months and the remainder in equal monthly installments over the next 36 months, subject to your continuous service. In addition, you will be eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”). The ESPP allows NGM Bio’s employees to allocate a portion of their after-tax pay to purchase Company shares at a discount from the market price. Participation in this plan is strictly voluntary.
NGM Biopharmaceuticals, Inc. 333 Oyster Point Blvd. | South San Francisco, CA 94080 | 650.243.5555 ngmbio.com

This offer is contingent upon our verification of your employment history and satisfactory clearance of background check. Any intentional misrepresentation concerning your employment history may result in disciplinary action up to and including revocation of this offer or termination of your employment at NGM Bio. In addition, as required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.
As a condition of your employment, you will be required to read, acknowledge, and abide by the Company’s policies and procedures, including those outlined in our Employee Handbook, to read, sign and comply with the Company’s Employee Confidential Information and Inventions Agreement (“Confidential Information Agreement”) and to read and sign the Arbitration Agreement (the “Arbitration Agreement”).
Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. In addition, the Company may change your title, duties, reporting relationship, compensation, and benefits from time to time in its discretion. If, on or within 18 months after the effective date of a change in control, your employment is terminated without cause and other than as a result of your death and disability, or you resign for good reason, and subject to you signing the Company’s standard form of release within the time period specified by the Company and allowing it to become effective in accordance with its terms and your compliance with your obligations under the Confidential Information Agreement, you will receive the following severance benefits: (a) continuation of your base salary for a six-month period, (b) payment of premiums for you and your eligible dependents to continue your health insurance benefits for the first six months of such coverage, or such earlier date as you (or your dependents, as applicable) cease to be eligible for continuation coverage, and (c) full vesting acceleration of any unvested outstanding equity awards (together, the “Severance Benefits”). The Severance Benefits will be subject to the definitions and additional terms and conditions set forth by the Company.
This letter, together with your Confidential Information Agreement and your Arbitration Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of our agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this letter) other than by a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals.
Under the terms described above, please sign and date this letter, the Confidential Information Agreement, and the Arbitration Agreement, and return them to by October 20, 2023.
NGM Bio is an ambitious biopharmaceutical company focused on discovering and developing novel, life-changing medicines for people whose health and lives have been disrupted by disease. To this end, we are assembling a
NGM Biopharmaceuticals, Inc. 333 Oyster Point Blvd. | South San Francisco, CA 94080 | 650.243.5555 ngmbio.com

team of uniquely qualified individuals with extraordinary knowledge, skills and drive. We look forward to you joining our team.

Sincerely,
/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer

Understood and Accepted

/s/ Jean-Frédéric Viret	___October 20, 2023____
Jean-Frédéric Viret, Ph.D.	Date of Signature

NGM Biopharmaceuticals, Inc. 333 Oyster Point Blvd. | South San Francisco, CA 94080 | 650.243.5555 ngmbio.com

ARBITRATION AGREEMENT
To aid the rapid and economical resolution of disputes that may arise in connection with your employment with NGM Biopharmaceuticals, Inc. (the “Company”), and in exchange for the mutual promises contained in your offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims arising from or relating to the enforcement, breach, performance, or interpretation of your offer letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under such arbitration service’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es):
(i)https://www.jamsadr.com/rules-employment-arbitration/ and
(ii)https://www.jamsadr.com/rules-comprehensive-arbitration/)

at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge.

This arbitration agreement shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C., chapter 4, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class or representative claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class or in a representative capacity shall proceed in a court of law rather than by arbitration.

You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this arbitration agreement shall be decided by the arbitrator. Likewise,
NGM Biopharmaceuticals, Inc. 333 Oyster Point Blvd. | South San Francisco, CA 94080 | 650.243.5555 ngmbio.com

procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. Notwithstanding the foregoing, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of the previous section with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.

For California and Hawaii Employees Only: The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your employee confidential information and inventions assignment agreement or as otherwise provided under applicable law. Nothing in this arbitration agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This arbitration agreement will be effective as of my first day of employment with the Company.

EMPLOYEE:	COMPANY:
I HAVE READ, UNDERSTAND AND ACCEPT THIS ARBITRATION AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED.
/s/ Jean-Frédéric Viret	/s/ Valerie Pierce
(Signature)	(Signature)
By: Jean-Frédéric Viret	By: Valerie Pierce
Title: CFO	Title: General Counsel
Date: October 20, 2023	Date: October 20, 2023
Address: [redacted]	Address: 333 Oyster Point Boulevard South San Francisco, CA 94080

NGM Biopharmaceuticals, Inc. 333 Oyster Point Blvd. | South San Francisco, CA 94080 | 650.243.5555 ngmbio.com

Severance Benefit Addendum

This Severance Benefit Addendum (“Addendum”), effective as of December 4, 2023, to the employment offer letter (“Offer Letter”) dated October 18, 2023 by and between Jean-Frederic Viret, Ph.D. (“Executive”) and NGM Biopharmaceuticals, Inc. (“NGM” or the “Company”) sets forth the terms of Executive’s severance benefits with the Company. This Addendum forms part of the Offer Letter. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

1.Termination Without Cause or Resignation for Good Reason Following a Change in Control. If, on or within eighteen (18) months after the effective date of a Change in Control (as defined herein), either (i) the Company terminates Executive’s employment without Cause (as defined herein) and other than as a result of Executive’s death or Disability, or (ii) Executive resigns for Good Reason (as defined herein), and provided in any case (a) such termination or resignation constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l(h)),  (b) Executive signs the Company’s standard form of release within the time period specified by the Company and allows it to become effective in accordance with its terms (but in no event later than sixty (60) days following Executive’s termination or resignation), and (c) Executive complies with Executive’s obligations under Executive’s Proprietary Information Agreement, then the Company shall provide Executive with the following severance benefits:

1.1Salary and Benefit Continuation. The Company will pay Executive severance in the form of Base Salary continuation for a six (6) month period following Executive’s last day of employment. These salary continuation payments will be paid on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the applicable period following termination or resignation; provided, however, that no payments will be made prior to the sixtieth (60th) day following Executive’s termination or resignation. On the sixtieth (60th) day following Executive’s termination or resignation date, the Company will pay Executive in a lump sum the salary continuation payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the release deadline, with the balance of the cash severance being paid as originally scheduled. In addition, Executive shall have the right to continue Executive’s health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or successor statute and any analogous provisions of applicable state law. Provided that Executive makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for Executive and Executive’s eligible dependents for the first six (6) months of such coverage, or such earlier date as Executive (or Executive’s dependents, as applicable) ceases to be eligible for such continuation coverage (such payment period, the “COBRA Payment Period”).

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on Executive’s behalf, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of Executive’s monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

1.2Accelerated Vesting. The Company will accelerate the vesting of the Stock Rights, to the extent then-outstanding and unvested, such that all shares subject to the Stock Rights shall be deemed immediately vested and exercisable as of Executive’s termination or resignation date.

2.Section 409A Compliance. It is intended that each installment of the severance payments and benefits provided for in this Addendum is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(4) and 1.409A-l(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payment provided above upon a separation from service constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedule set forth above.

3.Definitions. For purposes of this Addendum, the following terms used herein have the definitions set forth below.
3.1“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to Executive’s termination or resignation triggering benefits under this Addendum, except that base pay shall exclude any reduction that would give rise to Executive’s right to a resignation for Good Reason (if applicable).
3.2“Cause” has the meaning ascribed to such term in the Plan.
3.3“Change in Control” has the meaning ascribed to such term in the Plan.
3.4“Disability” has the meaning ascribed to such term in the Plan.
3.5“Good Reason” means: if any of the following actions are taken by the Company or a successor corporation or entity without Executive’s consent, provided that Executive notifies the Company (or successor, as applicable) in writing, within ten (10) days after the occurrence of one of the following actions, that Executive intends to terminate Executive’s employment no earlier than thirty (30) days after providing such notice, and the Company (or successor, as applicable) fails to cure such actions within thirty (30) days after receipt of such notice, and Executive’s resignation is effective not later than (30) days after the Company (or successor, as applicable) fails to cure the issue: (a) a substantial reduction of Executive’s base salary; (b) a material reduction in Executive’s duties; (c) a material breach by the Company (or a successor corporation or entity, if applicable) of any provision of the Offer Letter, including this Addendum; or (d) a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by greater than fifty (50) miles as compared to Executive’s then-current principal place of employment prior to such relocation (excluding regular travel in the ordinary course of business); provided that (i) if Executive’s principal place of employment is Executive’s personal residence, this clause (d) shall not apply and (ii) if Executive works remotely during any period in which Executive’s regular principal office location is a Company office that is closed, then neither Executive’s relocation to remote work or back to the office from remote work will be considered a relocation of Executive’s principal office location for purposes of this definition.
3.6“Plan” means the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.
3.7“Stock Rights” means all of Executive’s options, restricted stock, restricted stock units or rights to acquire vested ownership of shares of the Company’s Common Stock under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Option, the Plan and other agreements between the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on and as of the day and year first above written.

NGM BIOPHARMACEUTICALS, INC.

By:	/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer

/s/ Jean-Frédéric Viret
Jean-Frederic Viret, Ph.D.